Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of GraniteShares ETF Trust and to the use of our report dated August 27, 2021 on the financial statements and financial highlights of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF, GraniteShares HIPS US Hight Income ETF, and GraniteShares XOUT U.S. Large Cap ETF, each a series of GraniteShares ETF. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 26, 2021